SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                 March 25, 2003
                Date of Report (date of earliest event reported)


                  ADVANCED REMOTE COMMUNICATION SOLUTIONS, INC.
             (Exact Name of Registrant as Specified in its Charter)


               California                 0-11038             33-0644381
             (State or Other            (Commission   (IRS Employer Iden-
              Jurisdiction of            File Number)   tification Number)
              Incorporation)

                               1935 Cordell Court
                           El Cajon, California 92020
                     (Address of Principal Executive Offices
                               Including Zip Code

                                  619-438-6000

                         (Registrant's Telephone Number,
                              Including Area Code)



                    (Former Name or Former Address if Changed
                               Since Last Report)





Item 5 - Other Events

         On March 25, 2003, Advanced Remote Communication Solutions, Inc. ("ARCOMS) made and entered into a Loan and Warrant Purchase Agreement ("the Agreement") among the Company, Housatonic Micro Fund, L.P ("Housatonic") and Lexington Funding LLC, ("Lexington"). In addition, an Agreement, Amendment, Reservation of Rights and Release (the "Loan Amendment") was made and entered into as of March 25, 2003, by and among ARCOMS, Enerdyne Technologies, Inc., ("Enerdyne"; ARCOMS and Enerdyne are collectively referred to as "Borrower"), Housatonic, Housatonic Micro Fund SBIC, L.P. and Lexington (collectively the "Lender"), as the assignee of First National Bank (the "Bank").

         The Agreement and the Loan Amendment amend certain portions of a Loan Agreement, originally signed in December 1998 between the Borrower and the Bank and amended from time to time, with a current balance of $1,500,000 along with accrued interest. The bank and the Lenders subsequently entered into a Purchase and Sale Agreement dated September 20, 2002, pursuant to which the Bank assigned all of its rights under the Loan Agreement to the Lenders. The Agreement and Loan Amendment also make certain additional loans to the Company on the terms and conditions set forth in the Loan Amendment in an amount not to exceed $500,000 at an interest rate of prime plus one and one-half percent with a minimum interest rate of 8% maturing in June 2004. The existing loan is also amended to a minimum interest rate of 8%.

         In consideration of the Lenders' execution of the Loan Amendment, the Company has agreed to issue a warrant to purchase 1,667 shares of a newly designated Series D Preferred Stock to each of the Lenders.

(C)      Exhibits


99.1      Loan and Warrant Purchase Agreement
99.2      Agreement, Amendment, Reservation of Rights and Release
99.3      Warrant to Purchase Series D Preferred Stock (Housatonic)
99.4      Warrant to Purchase Series D Preferred Stock (Lexington)
99.5      Certificate of Determination of Series D Preferred Stock






                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 3, 2003               Advanced Remote Communication Solutions, Inc.


                                   By: /s/ Paul Wickman
                                           Paul Wickmna
                                           Chief Financial Officer